CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Del Webb Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-12023, 2-78336, 33-32309, 33-10228, 33-46720, 33-46704, 33-6564, 33-52725,
33-65161,  33-65163,  333-72733 and 333-72735 on Forms S-8 and No.  333-81507 on
Form S-3) of Del Webb Corporation of our report dated August 18, 2000, relating to the consolidated balance sheets of Del Webb Corporation and subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of earnings, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended June 30, 2000 which appears in the June 30, 2000 annual report on Form 10-K of Del Webb Corporation.


                                                  /s/ KPMG LLP

Phoenix, Arizona
September 13, 2000